EXHIBIT 14.2

Consent of Independent Public Accounting Firm

To The Board and Members of Imperial Chemical Industries PLC

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-14220 and 333-07530) on Form F-3 and the registration statements (Nos. 333-12998, 333-13000, 333-13002, 333-13642 and 333-13644) on Form S-8 of Imperial Chemical Industries PLC of our report dated 17 February 2005 with respect to the consolidated balance sheets of Imperial Chemical Industries PLC and subsidiaries as of 31 December 2004 and 2003 and the related consolidated profit and loss accounts, consolidated statement of total recognized gains and losses, consolidated statement of cash flow and consolidated reconciliations of movements in shareholders’ funds for each of the years in the three year period ended 31 December 2004 which reports appears in the 2004 Annual Report on Form 20-F of Imperial Chemical Industries PLC.

/s/KPMG Audit Plc

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London
31 March 2005